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                                                                    EXHIBIT (15)



LETTER IN LIEU OF CONSENT REGARDING REVIEW REPORT OF UNAUDITED INTERIM FINANCIAL INFORMATION


P.H. Glatfelter Company:


We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited condensed consolidated financial statements of P.H. Glatfelter Company and subsidiaries for the periods ended March 31, 1997 and 1996, and June 30, 1997 and 1996, as indicated in our reports dated April 14, 1997 and July 16, 1997, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 are incorporated by reference in this Registration Statement on Form S-8.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1993, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
September 2, 1997